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                                                        Exhibit 2.0


                             JOY CONVEYOR BUSINESS

                     WORLDWIDE PURCHASE AND SALE AGREEMENT


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                              JOY CONVEYOR BUSINESS
                     WORLDWIDE PURCHASE AND SALE AGREEMENT


         This AGREEMENT, together with the exhibits and schedules hereto (the "Agreement") is made and entered into as of October 17, 1997 by and between Joy Technologies Inc. ("Joy"), the Selling Companies and Continental Conveyor International Inc. ("Buyer").

         WHEREAS, the Business (as hereinafter defined) is conducted by American Longwall Roof Supports, Inc., ("Longwall") in the United States; by Harnischfeger (South Africa) (Proprietary) Limited ("Harnco SA"), in South Africa; by Fletcher Sutcliffe Wild Limited ("FSW"), in the United Kingdom; and by Meco McCallum Pty. Limited ("Meco"), in Australia;

         WHEREAS, Joy, and certain other Affiliates of Joy desire to sell, and Buyer desires to purchase, the Business on the terms of this Agreement by the transfer of the shares of FSW and Meco and by the transfer of the assets and liabilities of the Business in other countries;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

                            SECTION 1 - DEFINITIONS.

         The following terms shall have the following meanings when used in this
Agreement:

         "AFFILIATE" of a specified entity or division shall mean any other entity or division controlling, controlled by or under common control with such specified entity or division.

         "AUSTRALIAN BUSINESS" shall mean the Business as is conducted by Meco.

         "AUSTRALIAN EXCLUDED ASSETS" shall have the meaning set forth in
Section 2.7.

         "AUSTRALIAN INDEMNIFIED LIABILITIES" shall have the meaning set forth in Section 3.13.

        "AUSTRALIAN PLANT" shall mean the facilities located at Lot 51, Montore Road, Minto, NSW 2566.

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         "BOOKS AND RECORDS" Shall mean all lists, files, and documents to the extent pertaining to the Business, wherever located, and all general ledgers and underlying books of original entry and other financial records of the Business, whether in written or electronic media form.

         "BUSINESS" shall mean the design, manufacture, sale, repair and rebuilding of all traditional FSW, Meco, Longwall Belts Division and Harnco SA Belts Division products, as currently conducted by each company. "Business" shall not mean (a) moving bed bunker technology to the extent used by American Longwall AFC, Inc. for the sale of products solely in the United States (such products sold outside the United States are included in the Business), (b) Crawler Mounted Tailpieces, Waltzing Matildas, Mobile Boot Ends or other advancing/retreating belt tailpieces that comprise part of a longwall or entry development, other than tailends and loading sections currently manufactured by the Selling Companies, and (c) material haulage systems that lead to the panel belt.

         "BUYER" shall mean Continental Conveyor International Inc. a Delaware corporation.

         "BUYER Indemnifiable Claim" shall have the meaning set forth in Section 9.1.

         "BUYING COMPANIES" shall mean, collectively, the Buyer, Continental Conveyor Equipment Pty. Ltd. and Lexshell 71 Investment Holdings (Proprietary) Limited.

         "CLOSING" and "Closing Date" shall have the respective meanings set forth in Section 3.1.

         "COMPOSITE MARK" shall mean any trademark, service mark, brand name, certification mark, trade name, corporate name, or other indication of origin that includes, in addition to other terms or symbols, a Joy Mark.

         "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement by and between Joy and Nesco Inc., dated as of May 13, 1996.

         "CONTRACT" shall mean any contract, agreement, distribution agreement, sales representation agreement, license, lease, sales order, purchase order or other legally binding commitment, whether written or oral.

         "DOLLARS" or "$" or "US $" shall mean the legal tender of the United States of America.

         "DOWTY" shall mean Dowty Technical Services Pty. Limited, a corporation organized under the laws of Australia.

         "ENVIRONMENTAL LAWS" shall mean the applicable common law and all applicable federal, state, local, and foreign statutes or regulations, codes, codes of practice, orders, decrees,


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guidance notes, judgments, or injunctions, to the extent the foregoing have the force and effect of law, issued, promulgated, approved, or entered thereunder, enacted and in effect on or prior to the date hereof imposing liability or standards of conduct relating to pollution or protection of the environment, including, but not limited to, laws relating to (i) the emission, discharge, release, threatened release, spillage, entry or deposit of Hazardous Materials into the environment (including, but not limited to, ambient air, surface water, ground water, land surface, or subsurface strata), (ii) the production, manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, recycling or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases, or threatened releases therefrom.

         "FINANCIAL STATEMENTS" shall mean the balance sheet and the statement of income of the Business for the fiscal year ending October 31, 1996, attached hereto as Exhibit "A", and the Reference Balance Sheet.

         "FSW" shall mean Fletcher Sutcliffe Wild Limited, a corporation organized under the laws of England and a wholly-owned subsidiary of HIL.

         "FSW SHARES" shall mean two shares of FSW, which, when taken together with the 50 shares issued pursuant to Section 11.8 shall constitute 100 percent of the issued and outstanding shares of capital stock of FSW.

         "GBP" or "POUND" shall mean the legal tender of England.

         "HARNCO SA" shall mean Harnischfeger (South Africa) (Proprietary) Limited, a corporation incorporated under the laws of the Republic of South Africa.

         "HAZARDOUS MATERIALS" shall mean any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapor and whether alone or in combination with any other substance) capable of causing harm to man or any other living organism supported by the environment or damaging the environment or public health, including without limitation any pollutants, contaminants, chemicals, controlled, special, hazardous, toxic or dangerous wastes, or industrial toxic or hazardous materials or substances, asbestos, asbestos containing materials, polychlorinated byphenyls, petroleum, including crude oil or any fraction thereof, or any petroleum product, or any other wastes, chemicals, or substances regulated by an Environmental Law, applicable to the Business, wherever located.

         "HIL" shall mean Harnischfeger Industries Limited, a corporation organized under the laws of England.

         "INDEMNIFIED PARTY" shall mean, with respect to any Losses, the party seeking indemnity hereunder.


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         "INDEMNIFYING PARTY" shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

         "JOY" shall mean Joy Technologies Inc., a Delaware corporation.

         "JOY MARKS" shall mean any trademark, service mark, brand name, certification mark, trade name, corporate name, or other indication of origin incorporating or based on the term "Joy", "Joy Technologies", "Meco", "Meco McCallum", "Harnischfeger", "Harnischfeger Industries", "P&H" or the Joy, Meco, Meco McCallum, Harnischfeger or P&H logo, Joy world design or any other similar term or symbol.

         "LONGWALL" shall mean American Longwall Roof Supports Inc., a New York corporation.

         "LOSSES" shall mean any and all costs and expenses (including, but not limited to, reasonable professionals' fees), damages and losses actually incurred, net of any insurance proceeds, which the Party actually receives by virtue of such costs, expenses, damages and losses.

         "MATERIAL" shall mean involving the sum of or creating an existing liability or adverse financial effect in the amount of $100,000 or greater.

         "MECO" Shall mean Meco McCallum Pty Limited, a corporation organized under the laws of Australia and a wholly-owned subsidiary of Dowty.

         "MECO SHARES" shall mean 600,000 ordinary shares of Meco, which constitutes 100 percent of the issued and outstanding shares of capital stock of Meco.

         "NET BOOK VALUE" as of any specified date shall equal (i) the total assets shown on the balance sheet as of such date (excluding, however, any Total Excluded Assets) minus (ii) the total liabilities shown on the balance sheet (excluding, however, any Total Excluded Liabilities).

         "NONCOMPETITION AGREEMENT" shall mean a Covenant Not to Compete in the form of Exhibit 3.4.

         "NOTE" shall mean a Promissory Note, in the form attached as Exhibit "B" hereto.

         "PARTY" shall mean Joy, any of the Selling Companies, Buyer and any of the Buying Companies, collectively, the "Parties".

         "PERMITTED ENCUMBRANCES" shall mean (i) any liens accrued or reserved against on the Reference Balance Sheet, but only to the extent so reserved; (ii) with respect to the Australian Plant only, liens for Taxes, assessments and other governmental charges not yet due and payable or due but being contested in good faith by appropriate proceedings or not delinquent; (iii)


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mechanics', workmen's, repairmen's, warehousemen's, carriers', or other like liens arising or incurred in the ordinary course of business, (iv) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions which would be shown by a current title report; and (vi) any conditions that may be shown by a current survey or title report or physical inspection including zoning, building and other similar restrictions.

         "PURCHASE PRICE" shall have the meaning set forth in Section 3.2.

         "REFERENCE BALANCE SHEET" shall mean the unaudited balance sheet of the Business as of August 22, 1997, and attached hereto as EXHIBIT "C".

         "RELEASE" SHALL mean any spilling, pumping, pouring, emitting, emptying, placing, discharging, injecting, escaping, leaking, dumping, disposal, or migration into the environment.

         "SALE OF BUSINESS AGREEMENT" shall mean the agreement of even date herewith transferring to Buyer the assets and liabilities of the South African Business.

         "SELLING COMPANIES" shall mean, collectively, Longwall, Harnco SA, HIL and Dowty.

         "SOUTH AFRICAN BUSINESS" shall mean the Business as is conducted by Harnco SA in South Africa.

         "SUPPLY AGREEMENT" shall mean a Supply Agreement in the form of Exhibit
3.5 hereto.

         "TAX RETURNS" shall mean all reports and returns required to be filed with respect to Taxes.

         "TAXES" shall mean all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

         "TRANSACTIONS" shall mean the transactions contemplated by this Agreement.

         "TRANSACTION DOCUMENTS" shall mean the documents referenced herein to be executed by one or more of the Parties, the Sale of Business Agreement, and those other agreements and documents (other than this Agreement) which are necessary to effect the agreements set forth herein.

         "TRANSITION SERVICES AGREEMENT" shall have the meaning set forth in
Section 8.1.6.



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         "UK BUSINESS" shall mean the Business as is conducted by FSW.

         "UK EXCLUDED ASSETS" shall have the meaning set forth in Section 2.7.

         "UK INDEMNIFIED LIABILITIES" shall have the meaning set forth in
Section 3.11.

         "UNION" shall mean United Mine Workers of America and/or any other union or labor collective (i) representing any employees of each Business in connection with their employment with Joy or any of its Affiliates or (ii) with which Joy or any of its Affiliates has entered into an agreement with respect to the employment of persons in each Business or at any facility owned, leased or used in connection with the Business.

         "U.S. BUSINESS" shall mean the Business as is conducted by the Belts Division of Longwall.

         "U.S. COLLECTIVE BARGAINING AGREEMENT" shall mean that certain agreement by and among Joy and the Union with respect to the terms of Joy's employment of certain of the Employees.

         "U.S. EXCLUDED ASSETS" shall have the meaning set forth in Section 2.3.

         "U.S. EXCLUDED LIABILITIES" shall have the meaning set forth in Section 3.8

         "U.S. SUBJECT ASSETS" shall have the meaning set forth in Section 2.2.

         "U.S. SUBJECT LIABILITIES" shall have the meaning set forth in Section 3.7.

         "WAKEFIELD PLANT" shall mean the facilities of FSW located at Thornes Works, Thornes Moor Road, Wakefield, West Yorkshire, England.

         "WIGAN PLANT" shall mean the manufacturing facilities (but not including the office facilities) of FSW located at Seaman Way, Ince, Wigan, Lancashire, England.

         "ZELIENOPLE PLANT" shall mean the facility located at Building #3, Schreiber Industrial Park North, Zelienople, Pennsylvania 16063.


                         SECTION 2 - SALE OF BUSINESS.

         2.1 SALE OF BUSINESS. Subject to the terms and conditions of this Agreement, on the Closing Date, the Selling Companies shall sell and the Buying Companies shall purchase the Business as follows: the Selling Companies shall convey the U.S. Subject Assets, the assets of the


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South African Business (via the Sale of Business Agreement), the FSW Shares, and
the Meco Shares to the Buying Companies, and in exchange therefor the Buying Companies shall assume the U.S. Subject Liabilities and liabilities of the South African Business (via the Sale of Business Agreement), shall pay the Purchase Price, and shall deliver the Note.

         2.2 U.S. SUBJECT ASSETS. "U.S. Subject Assets" means the following assets, properties and rights of Longwall as the same may exist on the Closing
Date:

              2.2.1 PERSONAL PROPERTY.

                  2.2.1.1 All tangible personal property (i) located on the premises of the Zelienople Plant, or (ii) held in the possession of a third party and relating exclusively to the U.S. Business, including, machinery and equipment, furniture, furnishings, office equipment, supplies, packaging materials, maintenance parts, perishable or consumable personal property, parts, deposits and tools and tooling;

                  2.2.1.2 Those leases relating to tangible personal property located on the premises of the Zelienople Plant, including, but not limited to, machinery and equipment, furniture and tools (a list of which as of the dates indicated thereon, are set forth in SCHEDULE 2.2.1.2);

                  2.2.2 INVENTORY. All finished goods, work-in-process (whether or not recorded on the books of Longwall), raw materials, spare parts (if any), replacements (if any), and components (if any) located on the premises of the Zelienople Plant, or in transit therefrom or thereto or held in the possession of a third party and acquired or manufactured exclusively for use in the U.S. Business (a list of which as of the dates indicated thereon is set forth in SCHEDULE 2.2.2);

                  2.2.3 ACCOUNTS RECEIVABLE. All accounts receivable and notes receivable (other than the Note) of Longwall to the extent arising out of sales by the U.S. Business (the "U.S. Accounts Receivable") (a list of which as of the dates indicated thereon is set forth in Schedule 2.2.3); 2.2.4 Prepaid Items and Deposits. To the extent reflected on the Reference Balance Sheet, all prepaid items and deposits paid by Longwall exclusively in connection with the operation of the U.S. Business (a list of which as of the date indicated thereon is set forth in SCHEDULE 2.2.4);

                  2.2.5 INTELLECTUAL PROPERTY. Trade secrets, design drawings and proprietary know-how exclusively used or exclusively held for use in the U.S. Business and any rights, claims or choses in action relating to or deriving from any of the foregoing, together with any unregistered intellectual property exclusively used or exclusively held for use in the U.S. Business (the "U.S. Intellectual Property");



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                  2.2.6 SALES MATERIALS. Subject to the restrictions in Section
11.4, all catalogues, brochures, sales literature, promotional material located on the premises of the Zelienople Plant and other selling material relating to the products of the U.S. Business;

                  2.2.7 BOOKS AND RECORDS. All books and records (other than personnel records relating to or containing performance reviews and similar evaluations) and all files, documents, papers, customer lists and agreements located on the premises of the Zelienople Plant to the extent pertaining to the U.S. Subject Assets, the U.S. Subject Liabilities or the U.S. Business;

                  2.2.8 ASSIGNED CONTRACTS. The rights of Longwall under all Contracts exclusively relating to the U.S. Business, other than the U.S. Collective Bargaining Agreement, including but not limited to (i) the Contracts listed on any of the schedules hereto and (ii) all transferable licenses for computer software and other intellectual property owned by unaffiliated third parties, except (in all cases) for any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to Section 6.2 prior to the Closing (the "U.S. Assigned Contracts");

                  2.2.9 PERMITS AND LICENSES. All transferable government business licenses, permits and equivalent documents, exclusively used or held for use in the U.S. Business;

                  2.2.10 VEHICLES. All vehicles whether or not reflected on the Balance Sheet, exclusively used or held for use in the U.S. Business, and whether or not owned or leased;

                  2.2.11 WARRANTY CLAIMS. All of Longwall's claims, to the extent transferable, for breach of warranty in connection with products purchased exclusively for use or resale by the U.S. Business; and

                  2.2.12 CASH AND CASH EQUIVALENTS. All cash on hand and cash equivalents, petty cash and deposits with third parties generated by the U.S. Business after August 22, 1997, less any cash transferred to the U.S. Business by Longwall or its Affiliates since such date.

         2.3 U.S. ASSETS NOT TRANSFERRED. Notwithstanding anything to the contrary contained herein, the following assets and properties of Longwall are specifically excluded from the U.S. Subject Assets and shall not be purchased or acquired by the Buyer (the "U.S. Excluded Assets"):

                  2.3.1 REFUND CLAIMS. Rights to or claims for refunds of Taxes and other governmental charges and the benefit of net operating loss carry-forwards or other Tax or other governmental credits of Longwall;

                  2.3.2 UNRELATED CONFIDENTIAL INFORMATION. Proprietary or confidential business or technical information, records and policies of Longwall or any of its Affiliates to the extent not used in connection with the Business;



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                  2.3.3 JOY MARKS. Subject to Section 11.4, all rights to the
Joy Marks and the Composite Marks.

                  2.3.4 EMPLOYEE BENEFIT PLANS. All rights and assets related to any and all employee benefit plans in which employees of Longwall are eligible to participate, including the following retirement plans: "American Longwall Inc. Retirement Plan" and "Joy Technologies Inc. 401(k) Plan."

                  2.3.5 The assets (including, without limitation, real property, tangible personal property, intellectual property and contracts) of all businesses conducted by Joy and its Affiliates other than the Business;

                  2.3.6 Interdivisional, intercompany or intracompany receivables, assets or agreements resulting from or relating to transactions with any division or Affiliate of Joy other than FSW, Meco, and the Belts Division of Harnco SA;

                  2.3.7 All prepaid income taxes;

                  2.3.8 All Tax Returns of Longwall;

                  2.3.9 All Books and Records which Longwall or its Affiliates are required by law to retain (but not including copies of the same, which shall be provided to Buyer at the Closing).

                  2.3.10 LEASEHOLD INTEREST. The leasehold interest in Zelienople plant including all improvements thereto.

                  2.3.11 All cash on hand and cash equivalents as of August 22, 1997, as well as any cash transferred to the U.S. Business by Longwall or its affiliates since such date.

         2.4     [Intentionally Deleted]

         2.5     [Intentionally Deleted]

         2.6     [Intentionally Deleted]

         2.7     [Intentionally Deleted]





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                                   SECTION 3
               CLOSING, PURCHASE PRICE, ASSUMPTION OF LIABILITIES

         3.1 CLOSING. The closing of the Transactions (the "Closing") shall take place at the offices of Joy in Warrendale, Pennsylvania or at such other place and at such date and time as Joy and Buyer may mutually agree (the "Closing Date").

         3.2 CLOSING PAYMENT, NOTE AND LIABILITIES. At Closing (i) the amount of One Million Eight Hundred Thousand Dollars (U.S.) ($1,800,000) (the "Purchase Price") shall be payable by Buyer to Joy by wire transfer of immediately available funds to an account designated by Joy not less than two business days in advance of the Closing Date, except as otherwise provided in the letter attached as Exhibit 3.2; (ii) the fully-executed Note in the amount of $5,244,000 shall be delivered to Joy; and (iii) the Buyer shall assume the U.S. Subject Liabilities and the "Subject Liabilities" (as such term is defined in the Sale of Business Agreement).

                  3.2.1 ALLOCATION OF PURCHASE PRICE. The sum of the Purchase Price and the face amount of the Note shall be allocated in the amount of $1,807,000 to the U.S. Subject Assets, $209,000 to the South African Subject Assets, $2,488,000 to the FSW Shares and $2,749,000 to the Meco Shares. The allocation of the Purchase Price under this Section 3.2.1 shall be binding on the Parties to this Agreement for all purposes including all tax return filings.

         3.3 CONVEYANCES OF BUSINESS. At the Closing:

                  3.3.1 U.S. Longwall shall transfer its right, title and interest in and to the U.S. Subject Assets to one of the Buying Companies by means of a Bill of Sale and Assignment substantially in the form of Exhibit 3.3.1(a). Buyer shall assume the U.S. Subject Liabilities by means of a duly executed and delivered assumption agreement substantially in the form of Exhibit 3.3.1(b).

                  3.3.2 UNITED KINGDOM. HIL shall deliver to one of the Buying Companies duly completed and endorsed assignments of the FSW Shares in favor of one of the Buying Companies, together with the relevant share certificates, the resignations of all non-FSW employees from their offices as directors and/or officers of FSW, and the resignation of the auditors of FSW.

                  3.3.3 SOUTH AFRICA. Harnco SA and one of the Buying Companies shall enter into the Sale of Business Agreement.

                  3.3.4 AUSTRALIA. Dowty shall deliver to one of the Buying Companies duly completed and endorsed assignments of the Meco Shares in favor of one of the Buying Companies, together with the relevant share certificates, the resignations of non-Meco employees


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from their offices as directors and/or officers of Meco, and the resignation of the auditors of Meco.

         3.4 NONCOMPETITION AGREEMENT. On the Closing Date, Joy shall execute and deliver to Buyer the Noncompetition Agreement, in the form of Exhibit 3.4.

         3.5 SUPPLY AGREEMENT. On the Closing Date, Buyer and Joy shall execute and deliver to the other the Supply Agreement, in the form of Exhibit 3.5.

         3.6 OTHER DOCUMENTS. On the Closing Date, the Buying Companies, Joy, and the Selling Companies, shall execute and deliver to the other all other documents reasonably necessary to consummate the Transactions.

         3.7 U.S. SUBJECT LIABILITIES. "U.S. Subject Liabilities" means all debts, liabilities, obligations and commitments of any nature (other than the U.S. Excluded Liabilities) resulting from, arising out of or related to (i) the conduct or operation of the U.S. Business at any time prior to, on or after the Closing and (ii) the U.S. Subject Assets at any time prior to, on or after the Closing, in each case, at law, in equity or otherwise, whether or not discussed in the Financial Statements, whether known or unknown, absolute, accrued, contingent, asserted, liquidated or otherwise, and whether due or to become due, including those resulting from, arising out of or relating to:

                  3.7.1 All debts, liabilities, obligations and commitments (i) reflected or reserved for on the Reference Balance Sheet and (ii) incurred after the date of the Reference Balance Sheet;

                  3.7.2 Any and all debts, liabilities, obligations and commitments arising out of or relating to the U.S. Assigned Contracts, whenever arising, occurring or accrued (including all liability for breaches of contract);

                  3.7.3 All violations of, or liabilities arising under, Environmental Laws with respect to the operation of the U.S. Business after the expiration or termination of the "Transition Period" (as such term is defined in the Transition Services Agreement), including without limitation those relating to the handling, treatment, storage, disposal, Release or threatened Release of Hazardous Materials at or from any future property or facility of the U.S. Business or any offsite waste treatment, storage, or disposal facility associated with the U.S. Business;

                  3.7.4 All debts, liabilities, obligations and commitments arising out of resulting from or relating to the litigation and claims set forth in Schedule 3.7.4 (the "Scheduled U.S. Litigation");




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                  3.7.5 All obligations incurred by the U.S. Business to repair, replace or exchange, or provide refunds or credits with respect to, any product manufactured, sold or delivered on or prior to the Closing (the "U.S. Warranty Obligations");

                  3.7.6 All liability arising from any product manufactured, sold or delivered by Longwall in the operation of the U.S. Business on or prior to the Closing (other than the U.S. Warranty Obligations) including liabilities for personal injury, death or property damage (the "U.S. Product Liability") in the amount of the reserve therefor set forth in the Reference Balance Sheet; and

                  3.7.7 Any and all debts, liabilities, obligations and commitments with respect to the U.S. Business specifically undertaken by Buyer pursuant to any other provision of this Agreement.

         3.8 U.S. EXCLUDED LIABILITIES. "U.S. Excluded Liabilities" means the following debts, liabilities, obligations or commitments of the U.S. Business, whether contingent or non- contingent, liquidated or unliquidated, asserted or unasserted:

                  3.8.1 All liabilities for Taxes (other than ad valorem real or personal property taxes or payroll as stated on the Reference Balance Sheet) imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date;

                  3.8.2 All liabilities with respect to litigation, claims filed with a court or administrative agency, actions, proceedings, investigations or arbitrations pending on the Closing Date, other than the Scheduled U.S. Litigation;

                  3.8.3 All debts, liabilities, obligations and commitments arising out of, resulting from or relating to claims for workers' compensation arising from accidents, injury or illness of employees or former employees of the U.S. Business occurring or existing on or prior to the Closing Date;

                  3.8.4 All violations of' or liabilities arising under, Environmental Laws with respect to the ownership or operation of the U.S. Business (including without limitation any offsite waste treatment, storage, or disposal facility associated with the Zelienople Plant) prior to the expiration or termination of the "Transition Period" (as such term is defined in the Transition Services Agreement);

                  3.8.5 All liabilities, obligations and commitments arising out of' resulting from or relating to the U.S. Collective Bargaining Agreement;

                  3.8.6 Any intercompany debt, liability, obligation or agreement between the U.S. Business and Joy or any Affiliate of Joy, other than trade liabilities to FSW, Meco and Harnco SA;


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                  3.8.7 U.S. Product Liability in excess of the reserve therefor set forth in the Reference Balance Sheet;

                  3.8.8 All debts, liabilities, obligations and commitments relating to the employment or termination of employment of employees of the U.S. Business, including, but not limited to, disability benefits and retiree medical and life benefits;

                  3.8.9 All liabilities (including without limitation liabilities for excise taxes, interest and penalties) resulting from or under any employee benefit plan, whether to current employees, former employees, retired employees, alternative payees under Qualified Domestic Relations Orders, or the beneficiaries of any of the foregoing, or to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other government agency, or to any multi-employer plan or fund, other than such liability which is expressly assumed by Buyers herein;

                  3.8.10 (i) All liabilities (including liabilities for excise taxes and other penalties) arising out of claims by employees whether or not pending on the Closing Date for severance, redundancy, unemployment compensation, unpaid wages, hours, violation of the U.S. Collective Bargaining Agreement, unfair labor practices, working conditions, violation of equal employment opportunity or civil rights laws, social security and similar taxes, COBRA coverage, WARN Act violations, or pre-Closing medical treatment, hospitalization or sick leave, or any statutory or other legal obligation to an employee; and (ii) all liabilities arising from claims (other than workers' compensation claims) brought by former employees of the U.S. Business.

         3.9     [Intentionally Deleted)

         3.10    [Intentionally Deleted]

         3.11 UK INDEMNIFIED LIABILITIES. For purposes of this Agreement, "UK Indemnified Liabilities" means the following debts, liabilities, obligations or commitments of FSW, whether contingent or non-contingent, liquidated or unliquidated, asserted or unasserted:

                  3.11.1 All liabilities for Taxes (other than stock transfer taxes payable as a result of the transactions contemplated by this Agreement, ad valorem real or personal property taxes or payroll as stated on the Reference Balance Sheet) imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date;

                  3.11.2 All liabilities with respect to litigation, claims filed with a court or administrative agency, actions, proceedings, investigations or arbitrations pending on the Closing Date, other than those set forth in Schedule 3.11.2;

                  3.11.3 All debts, liabilities, obligations and commitments arising out of; resulting from or relating to claims for workers' compensation arising from accidents, injury or illness of emploYees or former employees of the UK Business occurring or existing on or prior to the Closing Date;

                  3.11.4 All violations of; or liabilities arising under, Environmental Laws with respect to the ownership or operation of the UK Business (including without limitation any associated offsite waste treatment, storage, or disposal facilities) prior to the Closing, except and to the extent, (i) that the violation or liability has been caused wholly or partly or, (ii) that the scale of any penalty or quantum of liability has been increased by the operation of the UK Business by the Buyer after the Closing Date;

                  3.11.5 All liabilities, obligations and commitments arising out of; resulting from or relating to the Wigan Collective Bargaining Agreement;

                  3.11.6 Any intercompany debt, liability, obligation or agreement between the UK Business and Joy or any Affiliate of Joy, other than trade liabilities to Meco, Harnco SA and Longwall;

                  3.11.7 Liability in excess of the reserve therefor set forth in the Reference Balance Sheet arising from any product manufactured, sold or delivered by FSW on or prior to the Closing including liabilities for personal injury, death or property damage, but not including obligations to repair, replace, exchange, or provide refunds or credits with respect to such products;

                  3.11.8 All liabilities (including without limitation, any liabilities in respect of taxes, interest and penalties) resulting from or under any occupational pension scheme or other arrangement for the provision of the relevant benefits (within the meaning of Section 612(1) of the Income and Corporation Taxes Act 1988) whether to or in respect of any current or former employees, officers or directors or their dependents, the Pension Schemes Office of the Inland Revenue, the Occupational Pensions Regulatory Authority or any other individual, body or pension arrangement, other than any liability expressly assumed by the Buyer herein; and

                  3.11.9 (i) All liabilities (including liabilities for excise taxes and other penalties) arising out of claims by employees pending on the Closing Date (or which arise after the Closing Date but are based on facts occurring on or prior to the Closing Date) for wrongful dismissal, redundancy, unfair dismissal, unpaid wages, hours, violation of the Wakefield or Wigan Collective Bargaining Agreement, unfair labor practices, working conditions, violations of equal employment opportunity or civil rights laws, social security and similar taxes, Employment Rights Act violations or pre-Closing medical treatment hospitalization or sick leave, holiday pay or any statutory or other legal obligation to an employee, and (ii) all liabilities arising from claims (other than workers' compensation claims) brought by former employees of the UK Business, other than in either case any liability expressly assumed by the Buyer.

         3.12 AUSTRALIAN INDEMNIFIED LIABILITIES. For purposes of this Agreement, "Australian Indemnified Liabilities" means the following debts, liabilities, obligations or commitments of Meco, whether contingent or non-contingent, liquidated or unliquidated, asserted or unasserted:

                  3.12.1 All liabilities for Taxes (other than stock transfer taxes payable as a result of the transactions contemplated by this Agreement, ad valorem real or personal property taxes or payroll as stated on the Reference Balance Sheet) imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date;

                  3.12.2 All liabilities with respect to litigation, claims filed with a court or administrative agency, actions, proceedings, investigations or arbitrations pending on the Closing Date, other than those arising with respect to any Environmental Protection Law or those set forth in
Schedule 3.12.2;

                  3.12.3 All debts, liabilities, obligations and commitments arising out of; resulting from or relating to claims for workers' compensation arising from accidents, injury or illness of employees or former employees of the Australian Business occurring or existing on or prior to the Closing Date;

                  3.12.4 Any intercompany debt, liability, obligation or agreement between the Australian Business and Joy or any Affiliate of Joy, other than trade liabilities to FSW, Longwall and Harnco SA;

                  3.12.5 Liability in excess of the reserve therefor set forth in the Reference Balance Sheet arising from any product manufactured, sold or delivered by Meco on or prior to the Closing including liabilities for personal injury, death or property damage, but not including obligations to repair, replace, exchange, or provide refunds or credits with respect to such products; and

                  3.12.6 (i) All liabilities (including liabilities for excise taxes and other penalties) arising out of claims by employees pending on the Closing Date (or which arise after the Closing Date but are based on facts occurring on or prior to the Closing Date) for wrongful dismissal, redundancy, unfair dismissal, unpaid wages, hours, unfair labor practices, working conditions, violations of equal employment opportunity or civil rights laws, social security and similar taxes, employment law violations or pre-Closing medical treatment hospitalization or sick leave, holiday pay or any statutory or other legal obligation to an employee, and (ii) all liabilities arising from claims (other than workers' compensation claims) brought by former employees of the Australian Business, other than in either case any liability expressly assumed by the Buyer.

                                   SECTION 4
                     REPRESENTATIONS AND WARRANTIES OF JOY

        As an inducement for Buyer to enter into this Agreement, Joy represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof, and shall be true and correct as of the Closing Date.

         4.1 ORGANIZATION, CORPORATE POWER, AND AUTHORITY. Longwall and Joy are corporations duly organized, validly existing and in good standing under the laws of New York and Delaware, respectively, and Harnco SA, FSW and Meco are corporations duly organized and validly existing under the laws of South Africa, England and Australia, respectively, and are duly qualified to do business in the jurisdictions in which they conduct the Business. Longwall, Harnco SA; FSW and Meco have all requisite corporate power and authority to own, operate and lease the assets of the Business and to conduct the Business. The Selling Companies have all requisite corporate power and authority to execute and deliver the Transaction Documents and to perform their obligations hereunder and thereunder.

         4.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Joy and the Selling Companies of the Transaction Documents, and the consummation by them of the Transactions, have been duly authorized by all necessary corporate action. This Agreement has been, and each of the Transaction Documents will be at the Closing, duly executed and delivered by Joy and the Selling Companies, and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Joy and the Selling Companies, enforceable against it in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Joy and the Selling Companies of the Transaction Documents, and the consummation by them of the Transactions, will not (i) violate the Articles of Incorporation or By-laws of Joy and the Selling Companies or any court order or applicable law (including without limitation the Hart-Scott-Rodino Improvements Act of 1976), or any material indenture, material agreement or other material instrument to which Joy and the Selling Companies are a party, or by which Joy and the Selling Companies or the Total Subject Assets are bound, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, (iii) result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Business.

         4.4 GOVERNMENTAL APPROVALS. Except as set forth in SCHEDULE 4.4, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by the Selling Companies for the execution and delivery by the Selling Companies of the Transaction Documents or the consummation by it of the Transactions. None of Longwall, FSW, Harnco SA or Meco have contracts with the United States Government for the sale of products of the Business which will require novations, consents or notice filings in connection with the consummation of the Transactions.

         4.5 FINANCIAL STATEMENTS. The Financial Statements of the UK Business and Australian Business have been prepared in accordance with generally accepted accounting principles of England and Australia, respectively consistently applied throughout the periods involved. The Financial Statements fairly present the financial condition and results of operation of the Business as of such balance sheet date or the period then ending, as the case may be.

         4.6 TITLE TO PROPERTY. The Selling Companies have good and marketable title to and possession of all of the assets of the Business (except for such inventory as has been sold in the ordinary course of business) and good and marketable title to and the possession of the FSW Shares and Meco Shares, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except for Permitted Encumbrances.

              SECTION 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement for Joy to enter into this Agreement, Buyer represents and warrants to Joy that each of the following statements is true and correct as of the date hereof, and shall be true and correct as of the Closing Date:

         5.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts its business, except where the failure so to qualify will not have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents and, after the Closing, to use the assets acquired hereunder, and operate the Business. Buyer has all requisite corporate power and authority to acquire, own, lease and operate the assets acquired hereunder, to conduct the business of the Business, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

         5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

         5.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Buyer or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party and, after the Closing, to use the assets acquired hereunder and operate the business of the Business.

         5.4 GOVERNMENTAL APPROVALS. Except as set forth in SCHEDULE 5.4 no approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions.

                   SECTION 6 - COVENANTS OF SELLING COMPANIES

         6.1 ACCESS TO M.I.S. The Selling Companies shall provide Buyer continuous access to the management information system presently used by the Selling Companies, for a reasonable period after Closing and at Buyer's cost. Such service shall continue until Buyer provides an acceptable substitute, but not longer than 18 months.

         6.2 PERMITS AND CONSENTS. The Selling Companies and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Contracts as may be required. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, the Selling Companies will not assign to Buyer any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such Contract not assigned on the Closing Date, after the Closing Date, the Selling Companies shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer, Joy and the Selling Companies shall use reasonable efforts to obtain the consent of all required parties to the assignment of such Contract. Such Contract shall be promptly assigned by Joy or the appropriate Selling Company to Buyer after receipt of such consent after the Closing Date, and thereafter shall be deemed to be an Assigned Contract for all purposes hereunder. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that the Selling Companies may provide Buyer with such benefits without violating the terms of such contract; Buyer agrees to perform at its sole expense all of the obligations of the Selling Companies to be performed under such

Contract after the Closing Date to the extent Buyer receives the benefits thereof If Buyer cannot obtain the on-going benefits of such a contract in the method contemplated hereby, Buyer may insist upon the true assignment of such contract.

         6.3 COVENANT OF THE SELLER. Joy and HIL shall be responsible for any payments made by the Buyer to any of the employees of the UK Business who are employed at the Wigan Plant prior to Closing and whose contracts of employment transfer to the Buyer at Closing pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 by way of redundancy payments for redundancies which occur within 180 days of the Closing Date but limited to One Hundred Fifty Percent (1 50%) of the statutory redundancy entitlement of such employees based on the relevant employee's age, salary and length of service. Buyer's Affiliate may set off against its payment obligations under the Note any amounts which Seller fails to pay to Buyer hereunder.

         6.4 COLLECTION OF ACCOUNTS RECEIVABLE. The Buyer and its designees shall have full power and authority to collect for its account all U.S. Accounts Receivable and the receivables of FSW and Meco and to endorse, in the name of Longwall, FSW, or Meco, as applicable, any checks or other instruments of payment received on account of payment of the U.S. Accounts Receivable and the receivables of FSW and Meco, provided further that if Longwall, HIL or Dowty receives any payment on account of any U.S. Accounts Receivable or the receivables of FSW or Meco, Longwall, HIL or Dowty shall transfer and deliver such payment (endorsed where necessary) to Buyer or its designees promptly upon receipt.

                       SECTION 7 -[INTENTIONALLY DELETED]

                        SECTION 8 - CONDITIONS PRECEDENT

         8.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

                  8.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Joy contained in this Agreement (as amended or supplemented through the Closing Date pursuant to Section 12.4 hereof) or in any certificate delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Joy shall have delivered to Buyer a certificate to that effect;

                  8.1.2 MATERIAL DISCLOSURE. No disclosure schedule which has been amended or supplemented by Joy pursuant to Section 12.4 shall disclose matters which existed as of the date hereof but were not disclosed on any disclosure schedule hereto as of the date hereof, except for any such matter which will not have a Material adverse effect on the business of the Business;

                  8.1.3 COMPLIANCE WITH COVENANTS. The Selling Companies shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at the Closing Date, and Joy shall have delivered to Buyer a certificate to that effect;


                  8.1.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions;

                  8.1.5 CONSENTS OBTAINED. Each party hereto shall have obtained all material consents and approvals required to be obtained from any governmental authority, except where the failure to obtain such consents or approvals is a result of a breach by Buyer;

                  8.1.6 TRANSITION SERVICES AGREEMENT. Joy shall have executed and delivered to Buyer the Transition Services Agreement in the form of EXHIBIT 8.1.6.

                  8.1.7 OTHER TRANSACTION DOCUMENTS. The Selling Companies shall have executed and delivered to Buyer original counterparts of each Transaction Document to which it is a party.

                  8.1.8 LEASEHOLD INTERESTS AND SUBLEASE. The Selling Companies shall have received a written consent from the Lessor of the South African Plant for the sublease by the Selling Companies to Buyer of such leasehold interest on the same terms and conditions as contained in the lease for such leasehold interests, which consent shall specifically include, but not be limited to, rights to all options to renew or extend such leasehold interest. Joy shall have executed and delivered to Buyer the lease of the Wigan Plant in the form of
Exhibit 8.1.8(i) (the "Wigan Lease") and the sublease of the South African Plant in the form of Exhibit 8.1. 8(ii).

                  8.1.9 CORPORATE DOCUMENTS. Joy shall have delivered to Buyer resolutions of the boards of directors of Joy, Longwall, Harnco SA; HIL and Dowty authorizing them to enter into the transactions contemplated hereby; incumbency certificates of the officers of each entity executing any agreement or document delivered at Closing, and certificates of the Secretary of State of Delaware and other certifying bodies as to the legal existence and good standing of Joy and Longwall in their places of incorporation.

         8.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING COMPANIES. The obligations of the Selling Companies under this Agreement are subject, at the option of the Selling Companies, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

                  8.2.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement (as amended or supplemented through the Closing Date pursuant to Section 12.4 hereof) or in any certificate delivered to the Selling Companies pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Buyer shall have delivered to Joy a certificate to that effect.

                  8.2.2 COMPLIANCE WITH COVENANTS. Buyer shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Buyer shall have delivered to Joy a certificate to that effect.

                  8.2.3 CORPORATE DOCUMENTS. Buyer shall have delivered to Joy certified resolutions of the board of directors of Buyer and each Buying Company authorizing them to enter into the transactions contemplated hereby; incumbency certificates of officers of the Buyer and the Buying Companies executing any agreement or document delivered at Closing; and certificates of the Secretaries of State of the states of incorporation of Buyer and those Buying Companies that are U.S. Corporations as to the legal existence and good standing of such entities in such states.

                  8.2.4 LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted or overtly threatened by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions.

                  8.2.5 PURCHASE PRICE. Buyer shall have delivered the Purchase Price and the Note in accordance with Section 3.2

                  8.2.6 TRANSITION SERVICES AGREEMENT; SUBLEASE. Buyer shall have executed and delivered to Joy the Transition Services Agreement, the Wigan Lease and the sublease of the South African Plant.

                  8.2.7 OTHER TRANSACTION DOCUMENTS. Buyer shall have executed and delivered to Joy original counterparts of each Transaction Document to which it is a party.


           SECTION 9 - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

         9.1 AGREEMENTS TO INDEMNIFY.

                  9.1 1 JOY INDEMNITY. Joy covenants and agrees to defend, indemnify and hold the Buyer and the Buying Companies and their officers, directors, employees, agents, advisors, representatives and Affiliates (collectively, the "Buyer Indemnitees") harmless from and against and subject to the provisions of this Section 9, agrees to promptly reimburse Buyer Indemnitees for any and all Losses which the Buyer Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with (hereinafter referred to as "Buyer Indemnifiable Claims"):

         (a) a breach of or inaccuracy in any representation, warranty or covenant of Joy or the Selling Companies made in Section 4 of this Agreement;

         (b) any U.S. Excluded Liabilities, South African Excluded Liabilities, UK Indemnified Liabilities, and Australian Indemnified Liabilities;

         (c) failure of Joy or the Selling Companies to comply with the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the Transactions;

         (d) any failure by the Selling Companies and Joy to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by the Selling Companies and Joy pursuant to this Agreement; and

         (e) any suit, action or other proceeding brought by any person arising out of, or in any way related to, any of the matters referred to in Sections 9.1.1(a), 9.1.1(b), 9.1.1(c), and 9.1.1(d).

                  9.1.2 BUYER'S INDEMNITY. The Buyer covenants and agrees to defend, indemnify, and hold the Selling Companies and Joy, their officers, directors, employees, agents, advisors, representatives and Affiliates (collectively, the "Seller Indemnitees") harmless from and against and subject to the provisions of this Section 9, agrees to promptly reimburse the Seller Indemnitees for any and all Losses which the Seller Indemnities may at any time suffer or incur, or become subject to, as a result of or in connection with (hereinafter referred to as "Seller's Indeninifiable Claims"):

         (a) any breach of, or inaccuracy in, any of the representations and warranties made by the Buyer in Section 5 of this Agreement;

         (b) any failure by the Buying Companies to assume, pay, honor or discharge when due the U.S. Subject Liabilities, the South African Subject Liabilities, the liabilities of FSW (other than the UK Indemnified Liabilities) or the liabilities of Meco (other than the Australian Indemnified Liabilities);

         (c) any failure by the Buying Companies to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by any of the Buying Companies pursuant to this Agreement; and

         (d) any suit, action or other proceeding brought by any person arising out of, or in any way related to, any of the matters referred to in Sections 9.1.2(a), 9.1.2(b), and 9.1.2(c).


                  9.1.3 ASSUMPTION OF AUSTRALIAN ENVIRONMENTAL RESPONSIBILITY, LIABILITY AND INDEMNITY.

         (a) The Buyer agrees it will assume, from the Closing Date and without limitation, all:

                           (i) responsibility; and

                           (ii) liability, whether actual or potential and
including liability arising by acts or omissions occurring before the Closing Date,

for and arising out of the Australian Business and the Australian Plant.

         (b) Without limiting the operation of clause 9.1.3(a), the Buyer agrees that it will assume, without limitation all:

                           (i) responsibility; and

                           (ii) liability, whether actual or potential and
including liability arising by acts or omissions occurring before the Closing Date,

for compliance with the requirements of any Environment Protection Law.

         (c) The Buyer indemnifies Joy and Dowty in respect of any matter arising out of clauses 9.1.3(a) and/or (b) above and in respect of any non-compliance with any Environment Protection Law relating to the operation of the Australian Business or to the Australian Plant.

         (d) The Buyer acknowledges that in entering into this agreement it has not relied on any:

                           (i) representation; or

                           (ii) warranty;

from Joy or any of its Affiliates relating to the compliance of the Australian Business or the Australian Plant with any law, including any Environment Protection Law, and that Joy gives no warranty or indemnity in this regard.

         The following definition of "Environment Protection Law" is appropriate for the purposes of this clause:

         "ENVIRONMENT PROTECTION LAW" means any law of the Commonwealth of Australia or any Australian State which regulates and controls the activities of persons that impact upon the environment, and any regulation, order, ordinance or bylaw made pursuant to that law, and includes (but is not limited to):

         (a)     Clean Air Act 1961;
         (b)     Clean Waters Act 1970;
         (c)     Dangerous Goods Act 1975;
         (d)     Environmental Offenses and Penalties Act 1989;
         (e)     Environmental Planning and Assessment Act 1979;
         (f)     Environmentally Hazardous Chemicals Act 1985;
         (g)     Local Government Act 1993;
         (h)     Marine Pollution Act 1988;
         (i)     National Environment Protection Council (NSW) Act 1995;
         (j)     Noise Control Act 1975;
         (k)     Occupational Health and Safety Act 1983;
         (1)     Ozone Protection Act 1989;
         (m)     Pollution Control Act 1970;
         (n)     Protection of the Environment (Administration) Act 1991;
         (o)     Waste Disposal Act 1970; and
         (p)     Waste Minimization and Management Act 1995.

         9.2. SUBROGATION. If the Indemnifying Party makes any payment under this Section 9 in respect of any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against (a) any insurer or (b) third party with respect to such Losses; PROVIDED, HOWEVER, that the Indenmifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees.

         9.3 CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of the Indemnifying Party to the Indemnified Party under Section 9.1 shall be subject to the following terms and conditions:

                  9.3.1 NOTICE. Within 15 days after receipt of notice of commencement of any action or the assertion of any claim by a third party (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this
Section 9 except to the extent the Indemnifying Party is prejudiced by such failure. Notwithstanding the Indemnifying Party's undertaking of such defense, the Indemnified Party shall have the right to engage its own counsel, at its own expense, and participate in the defense of the claim; PROVIDED, HOWEVER, that the Indemnifying Party shall retain the right in its sole and absolute discretion to make all decisions with respect to the defense, settlement or compromise of such claim, provided that the Indemnifying Party remains liable for any payments due under any such settlement or compromise.

                  9.3.2 FAILURE TO ASSUME DEFENSE. If the Indemnifying Party, by the thirtieth day after receipt of notice of any such claim does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of; at the expense of; and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, and provided further that, the Indemnifying Party shall have the right to assume the defense of such claim with counsel of its own choosing at any time prior to settlement, compromise or final determination thereof.

                  9.3.3 CLAIM ADVERSE TO INDEMNIFYING PARTY. Notwithstanding anything to the contrary in this Section 9,3, if there is a reasonable probability that a claim may materially adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

                  9.3.4 COOPERATION. In connection with any such indemnification, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

                  9.3.5 SPECIAL PROCEDURES FOR BUYER INDEMNIFIABLE CLAIMS FOR U.S. AND UK ENVIRONMENTAL MATTERS. Upon receipt of notice of a Buyer Indemnifiable Claim in connection with any matter described in Section 3.9.4 or
3.12.4 hereof; which notice complies with Section 9.3.1 hereof; Joy shall have the right, at its option, to undertake control over all aspects of such matter (including, without limitation, retention of consultants, selection of remedial measures, negotiations and agreements with interested government agencies and third parties). The parties shall keep one another apprised of major developments relating to such matter and shall, subject to applicable legal privileges, make all final reports, filings, and other documents relating to such matter available for inspection by one another upon request. Any costs incurred by Buyer relating to oversight of activities undertaken hereunder by Joy shall not be subject to indemnification hereunder. The Buyer shall take all reasonable steps to avoid or mitigate any facts, events or conditions which might give rise to a Buyer Indemnifiable Claim. Joy shall have no obligation to undertake any investigatory or remedial action, or provide indemnification with respect to any matter governed hereunder, unless, and then only to the extent that, investigation or remediation is required by Environmental Laws based upon continued industrial use of the subject facility ("Closing Date Environmental Standards"). Any obligation of Joy to conduct any investigation or remediation, or provide indemnification with respect to any matters governed hereunder shall be deemed conclusively satisfied upon completion of a remediation in a manner which attains Closing Date Environmental Standards or is otherwise acceptable to applicable governmental authorities. The parties agree to reasonably cooperate with one another in connection with any matter governed hereunder and to generally conduct themselves in a cost effective manner with respect thereto.

         9.4 DAMAGES. No Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the termination of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

         9.5 LIMITATIONS ON JOY LIABILITY. Notwithstanding anything to the contrary contained in this Agreement:

                  9.5.1 Joy shall not be required to indemnify the Buyer Indemnitees with respect to any Buyer's Indemnifiable Claim unless and until the aggregate amount of all Indemnifiable Claims against Joy exceeds $50,000, and then only to the extent such aggregate amount exceeds $50,000.

                  9.5.2 Joy shall not be liable under the indemnification provisions hereof or otherwise have any liability for any misrepresentation or breach of warranty under this Agreement to the extent that such breach of warranty or the falsity of the representation is (A) disclosed (1) in any agreement or document delivered to Buyer in connection with the consummation of the transactions contemplated in this Agreement, or (2) in this Agreement, the Disclosure Schedules, any Exhibit attached hereto or any other schedule attached hereto; or (B) within the actual knowledge or Buyer, its Affiliates, or the officers, directors, employees, agents, advisors or representatives of any of them.

                  9.5.3 In the event that Joy becomes liable to Buyer with respect to any Buyer's Indemnifiable Claim, in no event shall the aggregate amount of such liability of Joy (including any liabilities of Joy for costs, expenses and attorneys' fees paid or incurred in connection therewith) exceed the sum of the amount of the Purchase Price and the amount of the Note.

                  9.5.4 SURVIVAL OF JOY'S INDEMNITIES. The indemnities of Joy with respect to any Buyer's Indemnifiable Claim shall expire eighteen (18) months following the Closing Date provided, however, that the indemnities of Joy with respect to any Buyer's Indemnifiable Claim for Losses suffered or incurred as a result of or in connection with the liabilities described in Sections 3.9.1,3.9.3,3.9.4, 3.9.5,3.9.8,3.9.9, 3.9.10,3.11.10,3.12.1, 3.12.3, 3.12.4, 3.12.5,
3.12.8,3.12.9,3.13.1, 3.13.3,3.13.7, 11.11.1 and 6.3, shall remain in effect indefinitely. Joy shall have no liability with respect to any Buyer's Indemnifiable Claim unless Buyer gives written notice to Joy of such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto (i) with respect to Losses arising from Sections 3.9.1, 3.9.3, 3.9.4, 3.9.5, 3.9.8, 3.9.9,3.9.10,3.11.10, 3.12.1,3.12.3,3.12.4,
3.12.5,3.12.8, 3.12.9,3.13.1,3.13.3, 3.13.7, 11.11.1 and 6.3, promptly upon
Buyer's actual knowledge thereof, and (ii) with respect to all other Losses, before the expiration of such eighteen (18) month period.

         9.6 LIMITATIONS ON BUYER LIABILITY. Notwithstanding anything to the contrary contained in this Agreement:

                  9.6.1 Buyer shall not be required to indemnify the Seller Indemnitees with respect to any Seller's Indemnifiable Claim unless and until the aggregate amount of all Indemnifiable Claims against Buyer exceeds $50,000, and then only to the extent such aggregate amount exceeds $50,000.

                  9.6.2 Buyer shall not be liable under the indemnification provisions hereof or otherwise have any liability for any misrepresentation or breach of warranty under this Agreement to the extent that such breach of warranty or the falsity of the representation is (A) disclosed (1) in any agreement or document delivered to Joy in connection with the consummation of the transactions contemplated in this Agreement, or (2) in this Agreement, the Disclosure Schedules, any Exhibit attached hereto or any other schedule attached hereto; or (B) within the actual knowledge of Joy, its Affiliates, or the officers, directors, employees, agents, advisors or representatives of any of them.

         9.7 LIMITATION OF REMEDY.

                  9.7.1 Except as provided in Section 12.13, Buyer's sole remedy with respect to any Buyer's Indemnifiable Claim or any claim against Joy or its Affiliates arising out of the execution of this Agreement and the consummation of the transactions contemplated hereunder shall be limited to a monetary claim for indemnification pursuant to this Section 9 and Buyer shall not be entitled to a rescission of this Agreement. Without limiting the foregoing, Buyer understands and agrees that, except for its right to indemnification set forth in Section 9.3.5 with respect to matters described in Sections 3.8.4 and 3.11.4, it shall have no right of indemnification or any other right or remedy against Joy or the Selling Companies with respect to any environmental, health or safety matters (including without limitation all matters arising under CERCLA or any other Environmental Laws) arising from this Agreement, the transactions contemplated thereby, or the Business (collectively "Environmental, Health and Safety Matters") and hereby waives and releases Joy and the Selling Companies, their officers, directors, employees and agents from any and all claims, demands, causes of action, liabilities, costs or expenses with respect to environmental, health and safety matters.

                  9.7.2 Except as provided in Section 12.13, Joy's sole remedy with respect to any Seller's Indemnifiable Claims or any claim against Buyer or its Affiliates arising out of the execution of this Agreement or the consummation of the transactions contemplated hereunder shall be limited to a monetary claim for indemnification pursuant to this Section 9 and Joy shall not be entitled to a rescission of this Agreement.

                      SECTION 10 - [INTENTIONALLY DELETED]

                  SECTION 11 - OTHER COVENANTS AND AGREEMENTS

         11.1 ANNOUNCEMENTS. Each Party agrees not to make, nor cause to be made, any news releases or other public announcements pertaining to the Transactions without first consulting the other Party and attempting to formulate a mutually satisfactory arrangement for such disclosure, except that announcements may be made without the consent of the other only to the extent required by applicable law.

         11.2 EMPLOYMENT AND BENEFIT MATTERS.

                  11.2.1 Buyer will take such steps as are required so that, except for pension plans/schemes, all employees of FSW, Meco and the South African Business who become employees of the Buying Companies become participants in employee benefit plans and schemes comparable in the aggregate to the Selling Companies benefit plans.

                  11.2.2 All employees of the Australian Business and the South African Business will be entitled to participate in pension plans or schemes on the same basis as other similarly situated employees in the same or comparable countries of the Buyer. All of these employees will be credited at the cost of Buyer for eligibility and vesting purposes with all of their years of past service with Dowry and Harnco SA (or any of their predecessors to the extent such companies are obligated to credit past service under acquisition agreements).

                  11.2.3 FSW and Meco have entered into service agreements with two (2) senior executives, copies of which have been furnished to Buyer (the "Executive Agreements"). Buyer shall honor all Executive Agreements, except that Joy shall reimburse Buyer for the loyalty payments made under such agreements to John Malcolm McCallum and Howard Parsons in the amounts of GBP 60,000 and GBP 10,000, respectively. Joy shall make such reimbursement promptly upon notice that Buyer has made such payments.

         11.3 COOPERATION. Each Party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

         11.4 USE OF CORPORATE NAME AND SYMBOL; TRANSITION LICENSE. The Parties shall execute and deliver at Closing the Trademark License Agreement attached as
Exhibit 11.4. Except as set forth in the Trademark License Agreement, after the Closing, Buyer shall not use the Joy Marks or the Composite Marks.

         11.5 TOTAL EXCLUDED ASSETS. If, after the Closing Date, U.S. Excluded Assets, including, but not limited to, proprietary information of Joy, shall remain on the premises utilized by or under the control of Buyer, then Buyer shall take reasonable efforts to deliver such U.S. Excluded Assets to Joy at the expense of Joy and, so long as such information shall remain on said premises, Buyer shall exercise the same reasonable degree of care with respect thereto as it does with respect to its own property.

         11.6 GOOD FAITH. Each Party will use its good faith efforts (excluding the institution of litigation) to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the Transactions shall be effected substantially in accordance with the terms of this Agreement as soon as reasonably practicable. In addition, each party will use reasonable efforts to ensure that its representations and warranties remain true and correct in all respects as of the Closing Date.

         11.7 RECORDS; EMPLOYEES.

                  11.7.1 DEFINITIONS. As used in this Section 11.7, the following terms shall have the meanings specified:

                  11.7.1.1 "Termination Date" shall mean December 3 1, 2007.

                  11.7.1.2 "Information" shall mean any and all information that either Party (directly or through their employees, agents or representatives) furnishes to the other pursuant to the provisions of this Section 11.7, whether orally or in writing or gathered by inspection and regardless of whether specifically identified as "confidential", together with analyses, compilations, studies or other documents prepared by the Party receiving the information or its agents, representatives (including attorneys, accountants, consultants, bankers and financial advisors) or employees which contain or otherwise reflect such information.

                  11.7.2 RECORDS IN BUYER'S POSSESSION. Until the Termination Date the Buyer agrees to permit Joy and the Selling Companies, and their officers, employees, attorneys, accountants, agents and designees, such access to, and right to copy, the Books and Records in the possession of the Buyer as Joy and the Selling Companies may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of Joy and the

Selling Companies, shall be performed at the place where the Books and Records are regularly maintained by the Buyer and shall not unreasonably interfere with the normal business activities of the Buyer or the Business. The Buyer shall notify Joy, at any time prior to the Termination Date, that it intends to destroy any or all of the Books and Records in its possession, and Joy shall have the right to review and remove at Joy's expense any of such records the Buyer intends to destroy.

                  11.7.3 RECORDS IN THE SELLING COMPANIES' POSSESSION. Until the Termination Date the Selling Companies agree to permit the Buyer, and its officers, employees, attorneys, accountants, agents and designees, such access to, and right to copy, the Books and Records in the possession of the Selling Companies as the Buyer may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of the Buyer, shall be performed at the place where the Books and Records are regularly maintained by the Selling Companies and shall not unreasonably interfere with the normal business activities of the Selling Companies. The Selling Companies shall notify the Buyer, at any time prior to the Termination Date, that either or them intends to destroy any or all of the Books and Records in its possession, and the Buyer shall have the right to review and remove at the Buyer's expense any of such records the Selling Companies intend to destroy.

                  11.7.4 BUYER'S EMPLOYEES. Until the Termination Date, the Buyer shall afford Joy and the Selling Companies access to those employees of the Buyer or any Affiliate of the Buyer who are familiar with the business of the Business. Any such access shall be: (i) at the request of Joy and the Selling Companies; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Buyer; and (iii) for any proper business purpose of Joy and the Selling Companies including the defense of any legal proceedings and the preparation, filing and execution of any Tax Returns. Joy shall pay all reasonable out-of-pocket expenses, excluding wages, salaries, overhead or burden, incurred by the Buyer or its Affiliates, in connection with this Subsection 11.7.4.

                  11.7.5 THE SELLING COMPANIES' EMPLOYEES. Until the Termination Date, the Selling Companies shall afford the Buyer access to those employees of the Selling Companies who are familiar with the business of the Business. Any such access shall be: (i) at the request of the Buyer; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Selling Companies; and (iii) for any proper business purpose of the Buyer including the defense of any legal proceedings and the preparation, filing and execution of any Tax returns. The Buyer shall pay all reasonable out-of-pocket expenses, excluding wages, salaries, overhead or burden, incurred by the Selling Companies in connection with this Subsection 11.7.5.

                  11.7.6 CONFIDENTIALITY. The Parties agree that any information disclosed pursuant to this Section will not be used in any way detrimental to the Party disclosing the information and that the information shall be kept confidential and not disclosed without the prior written consent of the disclosing Party unless otherwise required by law. The directors, officers, employees, agents and representatives of each Party shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially in accordance with this Agreement. Each Party shall, at its sole expense, take all reasonable measures, including court proceeding, to restrain its directors, officers, representatives, agents, employees and former employees from unauthorized disclosure or use of the information.

         11.8 OVERDRAFT. Prior to Closing, FSW shall issue to HIL 50 additional shares of common stock in exchange for a capital contribution by HIL in an amount equal to the face value of the Note, which capital contribution shall be paid by FSW to HIL, which HIL shall in turn pay to National Westminster Bank in satisfaction of FSW's obligation thereto as of August 22, 1997.

         11.9 FURTHER ASSURANCES. From time to time after the Closing, as the case may be, at Buyer's request and without further consideration, Joy and the Selling Companies shall execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as Buyer may reasonably require for the more effective conveyance and transfer of the assets and shares hereunder to Buyer and the Buying Companies. From time to time after the Closing, at Joy's request and without further consideration, Buyer and the Buying Companies will execute and deliver such other and further instruments of assumption and take such other action as Joy may reasonably require for the more effective assumption by Buyer and the Buying Companies of the U.S. Subject Liabilities and the South African Subject Liabilities.

         11.10 UK BUSINESS PENSION PROVISIONS.

                  11.10.1 DEFINITIONS. For purposes of this Section 11.10 the following expressions have the following meanings:

                           11.10.1.1 "Buyer's Scheme" The retirement benefits
scheme to be established by the Buyer in accordance with the provisions of
Section 11.10.2.

                           11.10.1.2 "Employees" All those persons who at the
Closing Date are employed by FSW.

                           11.10.1.3 "ICTA" The Income and Corporation Taxes Act
1988.

                           11.10.1.4 "Interest" Interest at the annual rate of 1
percent above the base lending rate from time to time of National Westminster Bank Plc, accruing on a daily basis until payment is made, whether before or after any judgment.

                           11.10.1.5 "Interim Period" The period commencing on
the day following the Closing Date and expiring on the day immediately preceding the Transfer Date.

                           11.10.1.6 "Joy's Actuary" Adrian Matthias of Watson
Wyatt, Cardinal House, 10 St. Mary's Parsonage, Manchester M3 2LY.

                           11.10.1.7 "Pension Scheme" The Dobson Park Pension
Scheme.

                           11.10.1.8 "Relevant Employees" Such of the Employees
as are members of the Pension Scheme in pensionable service as at the Closing Date.

                           11.10.1.9 "Transfer Date" The day six months after
the Closing Date or such earlier date as Buyer advises Joy in writing upon five days' notice.

                           11.10.1.10 "Transferring Employees" Those of the
Relevant Employees as are members of the Pension Scheme in pensionable service on the Transfer Date.

                           11.10.1.7 "Trustees" The trustees for the time being
of the Pension Scheme.

                  11.10.2 BUYER'S UNDERTAKINGS. The Buyer undertakes that:

                           11.10.2.1 It will cause the Buyer's Scheme to be
established such that on expiry of the Interim Period, the Transferring Employees will be eligible to participate in it, in accordance with its provisions.

                           11.10.2.2 The Buyer's Scheme will be approved by the
Board of the Inland Revenue for the purposes of Chapter I or Chapter IV of Part XIV of ICTA (or capable of treatment as an exempt approved scheme for the purposes of ICTA).

                           11.10.2.3 With effect from the Transfer Date the
Buyer will offer membership of the Buyer's Scheme to the Transferring Employees (and any other Employees who satisfy the eligibility requirements of the Buyer's Scheme) and will provide benefits under the Buyer's Scheme in respect of service by the Transferring Employees (and any other Employees eligible for membership of the Buyer's Scheme) on and from the Transfer Date.

                  11.10.3 INTERIM PERIOD. The following provisions will apply in respect of the Interim Period.

                           11.10.3.1 Joy will procure that the Relevant
Employees (for so long as they remain in the employment of FSW) and FSW are permitted to continue to participate in the Pension Scheme (subject to any requirements of the Inland Revenue Pension Schemes Office or the Contributions Agency) for pension benefits only, and excluding life assurance benefits which would otherwise be provided pursuant to Rule 5.1.1 of the Definitive Trust Deed and Rules of the Pension Scheme dated October 1, 1995, during the Interim Period as active members and as if it were an associated employer respectively.

                           11.10.3.2 The Buyer will procure the prompt monthly
payment by FSW to the Trustees of members' and employer's contributions as set out in Schedule 11.10.3.2, at such intervals during the Interim Period as the Trustees shall require in respect of each of the Relevant Employees for so long as he or she remains in active membership of the Pension Scheme.

                           11.10.3.3 In the event that contributions payable in
accordance with paragraph 11.10.3.2 are received by the Trustees after the due date for payment an amount equal to the contribution plus Interest thereon shall be payable by FSW from the due payment date to the date of actual payment.

                           11.10.3.4 The Buyer will procure that FSW complies
during the Interim Period with the provisions of the Pension Scheme insofar as they apply to FSW as if it were an associated employer and in particular procure that FSW shall:

                                    11.10.3.4.1 Comply with all requirements of
the Pensions Act 1995 applicable to it and nominate the principal employer of the Pension Scheme as the employer capable of agreeing the schedule of contributions for the purposes of that Act.

                                    11.10.3.4.2 Not exercise any right, power or
discretion conferred on FSW as a participating employer in the Pension Scheme without the prior written consent of Joy.

                                    11.10.3.4.3 Not increase the remuneration
above 3% of pensionable salary per annum of any of the Relevant Employees except on such terms as to payment of additional contributions to the Pension Scheme as Joy and the Trustees may require.

                           11.10.3.5 The Buyer will procure that FSW does not
take any actions (other than pursuant to clause 11.10.3.4.3, with the written consent of the Trustees) which lead to (or could lead to) an increase in the liabilities of the Pension Scheme. In the event FSW takes any such actions, the Buyer will procure that FSW will pay such contributions to the Pension Scheme as the Trustees may reasonably require to meet the cost to the Pension Scheme of such liabilities.

                           11.10.3.6 On and after the Closing Date in the event
that any Relevant Employees other than those set forth in Schedule 11.10.3.5 claim early retirement pensions following termination of their contracts of employment by FSW, the Buyer and/or FSW will make such additional contributions to the Pension Scheme as Joy and the Trustees may reasonably require to cover the additional cost to the Pension Scheme.

                  11.10.4 JOY'S UNDERTAKINGS.

                           11.10.4.1 Joy undertakes with the Buyer that upon any
of the Relevant Employees ceasing to be in active membership of the Pension Scheme they will be provided with such benefits and options as may be provided for them as deferred members in accordance with the Rules of the Pension Scheme.

                           11.10.4.2 Joy undertakes with the Buyer that between
the Closing Date and the Transfer Date neither it nor the Principal Employer (as defined in the Definitive Trust Deed and Rules of the Pension Scheme dated October 1, 1995) of the Pension Scheme will take any actions, without the prior agreement of FSW (such agreement not to be unreasonably withheld), where such actions relate to the Relevant Employees, which would result in either:

                                    11.10.4.2.1 a reduction in the level of
benefits which the Relevant Employees have accrued or are entitled to accrue under the Pension Scheme for so long as FSW shall continue to make contributions to the Pension Scheme for and on behalf of the Relevant Employees; or

                                    11.10.4.2.2 without prejudice to the
provisions of clauses 11.10.3.4.3 and 11.10.3.5, increase the contributions payable by FSW and/or the Relevant Employees to the Pension Scheme under clause 11.10.3.

                  11.10.5 Buyer's Indemnities. The Buyer will indemnify Joy and the Trustees and keep them indemnified against any claim made in respect of any of the Relevant Employees for the payment of a cash lump sum upon the death of a Relevant Employee (in accordance with Rule 5.1.1 of the Definitive Trust Deed and Rules of the Pension Scheme dated October 1, 1995) whilst in Pensionable Service (as defined in the provisions of the Pension Scheme) during the period commencing on and including the Closing Date until and including the Transfer Date.

                  11.10.6 JOY'S INDEMNITIES.

                           11.10.6.1 Joy will indemnify the Buyer and FSW (but
not to the extent of indemnifying both the Buyer and FSW in respect of the same liability) in respect of any liability which FSW may suffer under the provisions of Section 75 of the Pensions Act 1995. This indemnity shall include any reasonable costs and expenses incurred by either the Buyer or FSW in relation to such liability.

                           11.10.6.2 Joy shall indemnify the Buyer and FSW (but
not to the extent of indemnifying both the Buyer and FSW in respect of the same liability), in respect of any other liability relating to any act or omission by Joy, FSW, the Principal Employer of the Pension Scheme (as defined in the Definitive Trust Deed and Rules of the Pension Scheme dated October 1, 1995), or the Trustees or any event occurring or referable to a date prior to the Closing Date, which FSW may suffer either before or after the Closing Date in relation to:

                                    11.10.6.2.1 the participation of FSW as an
employer in the Pension Scheme (other than any liability FSW and the Buyer have specifically agreed to meet under clause 11.10 of this Agreement); or

                                    11.10.6.2.2 any other promise made to any
Employee, director or officer of FSW or former employee, director or officer of FSW in relation to retirement benefits, other than via the Pension Scheme; which (without prejudice to the generality of the forgoing) shall include in relation to both 11.10.6.2.1 and 11.10.6.2.2 any liability arising in respect of Article 119 of the EEC Treaty in respect of obligations under the EEC Treaty known as at the Closing Date. This indemnity shall include any reasonable costs and expenses incurred by either the Buyer or FSW in relation to such liabilities.

         11.11 UK TAX MATTERS. For purposes of this Section 11.11, the term income tax" shall include the UK corporation tax based on income.

                  11.11.1 HIL shall be responsible for preparing and filing any UK income tax returns of FSW for the periods ended prior to August 22, 1997 and shall pay any UK income taxes shown on such returns. Joy shall indemnify Buyer for any increased income taxes due on these returns caused by adjustments which will not reverse in future periods (including the loss of any group relief claimed on these returns). Buyer and FSW shall be responsible for the payment of all other taxes of FSW for all periods. FSW and Buyer shall agree to any election or consent reasonably requested by Joy, in connection with the income tax returns of FSW to be filed by HIL, provided that Joy shall reimburse FSW for any increased taxes paid as a result of such election or consent. FSW and the Buyer shall cooperate in the submission of signing of any documentation in respect of the claiming or surrender of group relief or advance corporation tax ("ACT") for any period during which FSW were at any time part of the Harnischfeger Industries, Inc. group. To the extent that group relief is surrendered to FSW in accordance with this clause, the Buyer or FSW shall pay to the surrendering company promptly upon filing the tax return for such year an amount equal to the amount of tax saved as a result of losses surrendered as group relief. To the extent that ACT is surrendered to FSW in accordance with this clause, the Buyer or FSW shall pay to the surrendering company promptly upon filing the tax return for such year an amount equal to the amount of ACT surrendered.

                  11.11.2 Joy, FSW and Buyer shall use their best efforts to cooperate with each other, as each may reasonably request, in computing amounts, filing returns, elections or other documents or reports and responding to any governmental inquiry, examination or proceeding including, without limitation, by providing or executing tax returns, powers of attorney, consents, waivers of statutes of limitations, requests for competent authority, closing agreements or any other documents which each shall reasonably request. Each party shall bear all expenses related to requests by such party.

                  11.11.3 All UK tax returns of FSW for periods which end after the Closing Date shall be prepared and filed by FSW or Buyer.

                  11.11.4 FSW and Buyer shall furnish all tax information to Joy required for (i) preparation of the UK income tax returns of FSW which HIL are responsible for filing; and (ii) the claiming or surrender of group relief or ACT for any period during which FSW was at any time part of the Harnischfeger Industries, Inc. group.

         11.12 STOCK TRANSFER TAXES. Buyer shall assume the obligation for and indemnify Joy from and against any taxes or fees arising as a result of the transfer hereunder of the FSW Shares and the Meco Shares.

                           SECTION 12 - MISCELLANEOUS

         12.1 BULK TRANSFER LAWS. Subject to Section 9.1, each Party hereby waives compliance by the other party with any applicable bulk transfer laws, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby.

         12.2 EXPENSES. Whether or not the Transactions are consummated, none of the Parties hereto shall have any obligation to pay any of the fees and expenses of the other Party incident to the negotiation, preparation and execution of the Transaction Documents, or the closing of the Transactions, including, but not limited to, any lenders commitment fees and the fees and expenses of legal counsel, accountants, investment bankers, appraisers, consultants and other experts.

         12.3 WAIVERS. Any Party may, by written notice to the other party, (a) extend the time for the performance of any of the obligations or other actions an other Party under this Agreement; (b) waive any inaccuracies in the representations or warranties another Party contained in this Agreement or in any certificates delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or
(d) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

         12.4 AMENDMENTS, SUPPLEMENTS. This Agreement may be amended or supplemented at any time by the mutual written consent of the Parties.



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


         12.5 CONSENTS. Buyer recognizes that certain consents to the Transactions may have been or may be required from third parties. The Selling Companies agree to use their best efforts (excluding the expenditure of funds or the institution of litigation) to obtain such consents.

         12.6 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Transaction Documents, and all documents incorporated by reference herein or therein, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by Party that is not embodied in this Agreement, the Confidentiality Agreement, a Transaction Document, or a document incorporated by reference herein or therein, and no Party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         12.7 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12.8 ASSIGNABILITY. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Notwithstanding the receipt of written consent to such an assignment, neither party hereto shall be relieved of its obligations under this Agreement except as otherwise expressly provided in such written consent.

         12.9 NOTICES. All notices under this Agreement shall be in writing and shall be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices shall be deemed given when received. Notices shall be addressed as follows or to such other address as the party to whom the game is directed will have specified in conformity with the foregoing:

         If to Buyer:              Continental Conveyor International Inc.
                                   6140 Parkland Boulevard
                                   Mayfield Heights, Ohio 44124
                                   Attention: Chairman

         WITH DUPLICATE NOTICE TO: David A. Zagore
                                   Squire, Sanders & Dempsey
                                   4900 Key Tower

                                   127 Public Square
                                   Cleveland, OH 44114-1304
         If to Joy:                Joy Mining Machinery
                                   177 Thorn Hill Road
                                   Warrendale, PA 15086
                                   Attention: President

         WITH DUPLICATE NOTICE TO: Harnischfeger Industries, Inc.
                                   3600 S. Lake Drive
                                   St. Francis, WI 53235
                                   Attention: Kim R. Kodousek

         12.10 GOVERNING LAW: JURISDICTION.

                  12.10.1 This Agreement has been negotiated and entered into in the Commonwealth of Pennsylvania, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of the Commonwealth of Pennsylvania or any other jurisdiction and excluding, if applicable, the United Nations Convention on Contracts for the International Sales of Goods. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined in arbitration in Philadelphia, Pennsylvania pursuant to the provisions of Section 12.11 hereof.

                  12.10.2 Certain terms and conditions set forth herein may also be embodied in certain other agreements relevant to the transactions set forth herein to which some or all of the Parties are parties, which other agreements are controlled by the laws of England, Australia and South Africa (collectively, the "Non-U.S. Agreements"). This Agreement shall control and take precedence over any provisions of the Non-U.S. Agreements which conflict or are inconsistent with the provisions of this Agreement, and the Non-U.S. Agreements shall not in any event be construed as diminishing or otherwise affecting the obligations of the Parties set forth herein.

         12.11 ARBITRATION. Any and all disputes between the Parties arising out of or relating to this Agreement including, but not limited to, any claim relating to the validity, enforceability or breach of this Agreement, or breach of covenant, express or implied, which is not settled by agreement between the Parties, shall be settled by arbitration in Philadelphia, Pennsylvania pursuant to the model arbitration rules of the American Arbitration Association then in effect. In consideration of each Party's agreement to submit all such disputes to arbitration, and in consideration of the anticipated expedition and minimization of expense of this arbitration remedy, each Party agrees that the arbitration provisions of this Agreement shall provide it with its sole and exclusive remedy and each party expressly waives any right it might have to seek redress in any other forum except that injunctive relief may be sought in any court having appropriate subject matter and personal jurisdiction as set forth in Section 12.13. During the course of the proceeding, the expenses of the arbitrator, the costs of transcripts and other expenses of the arbitration proceedings shall be divided equally between (i) the Buyer and (ii) Joy and each Party shall bear the expense of any witnesses it calls. However, the arbitrator(s) may include arbitration fees as part of their award. Any decision and award or order of the arbitrator shall be binding upon the Parties and judgment thereon may be entered in any state or federal court which would otherwise qualify to have jurisdiction.

         12.12 ATTORNEYS' FEES. As to any litigation or arbitration (including any proceedings in a bankruptcy court) between the Parties or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the Parties or their successors, each party shall bear its own attorneys' fees and expenses.

         12.13 EQUITABLE REMEDIES. The Parties acknowledge that the remedy at law for any breach, or threatened breach, of their respective covenants to consummate the Transactions will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such injunctive relief as may be available from any appropriate court referred to in Section 12.11, but to no other equitable relief. Notwithstanding the foregoing sentence, any monetary damages which are all or a portion of any equitable relief granted hereunder shall be subject to the limitations set forth in Section 9.

         12.14 RULES OF CONSTRUCTION.

                  12.14.1 HEADINGS. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

                  12.14.2 TENSE AND CASE. Throughout this Agreement, as the context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

                  12.14.3 SEVERABILITY. The validity, legality or enforceability of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

                  12.14.4 OTHER LANGUAGE. Whenever the term "including" is used in this Agreement in connection with a listing of items included within a prior or subsequent reference, such listing shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on or an exclusive listing of the items included within the prior or subsequent reference.

         12.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                    * * * *



        IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                              CONTINENTAL CONVEYOR
                              INTERNATIONAL INC.


                              By:
                                 -----------------------------------------------

                              Its:
                                  ----------------------------------------------


                              JOY TECHNOLOGIES INC.

                              By:
                                 -----------------------------------------------

                              Its:
                                  ----------------------------------------------


                              AMERICAN LONGWALL ROOF SUPPORTS, INC.

                              By:
                                 -----------------------------------------------

                              Its:
                                  ----------------------------------------------


                              HARNISCHFEGER INDUSTRIES LIMITED

                              By:
                                 -----------------------------------------------

                              Its:
                                  ----------------------------------------------


                              DOWTY TECHNICAL SERVICES PTY. LIMITED

                              By:
                                 -----------------------------------------------

                              Its:
                                  ----------------------------------------------

              JOINDER OF CONTINENTAL CONVEYOR & EQUIPMENT COMPANY

        Continental Conveyor & Equipment Company ("CC&E") joins in the execution of this agreement for the purpose of acknowledging the terms hereof, and by its execution hereof, hereby guarantees to Joy and Joy's permitted assigns, the performance by Buyer of all Buyer's obligations under the terms of this Agreement and any other agreements or instruments entered into or executed by Buyer pursuant to the terms hereof, such that CC&E shall be jointly and severally liable with Buyer for the performance of such obligations; provided, however, notwithstanding the above, that Joy and Joy's permitted assigns must have first made demand for performance by Buyer ten days in advance of any demand for performance by CC&E and Buyer must have failed to perform within such period; and further provided, that this joinder shall not be deemed to grant or establish rights in any third parties against Buyer, CC&E, Joy, or Joy's permitted assigns.

                              CONTINENTAL CONVEYOR & EQUIPMENT
                              COMPANY

                              By:
                                 -----------------------------------------------

                              Its:
                                  ----------------------------------------------






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